Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

IPHI – Q32019 Inphi Corp Earnings Call

EVENT DATE/TIME: October 29, 2019/8:30PM GMT

CORPORATE PARTICIPANTS

Ford G. Tamer Inphi Corporation - President, CEO & Director

John S. Edmunds Inphi Corporation - Senior VP, CFO, CAO & Secretary

Vernon Essi, Jr.

CONFERENCE CALL PARTICIPANTS

Harlan Sur JP Morgan Chase & Co, Research Division - Senior Analyst

Joseph Lawrence Moore Morgan Stanley, Research Division - Executive Director

Joseph Newton Flynn Craig-Hallum Capital Group LLC, Research Division - Research Analyst

Paul Jonas Silverstein Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

Quinn Bolton Needham & Company, LLC, Research Division - Senior Analyst

Ross Clark Seymore Deutsche Bank AG, Research Division - MD

Thomas James O'Malley Barclays Bank PLC, Research Division - Research Analyst

Thomas Robert Diffely D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

Tore Egil Svanberg Stifel, Nicolaus & Company, Incorporated, Research Division - MD

Vivek Arya BofA Merrill Lynch, Research Division - Director

Deborah Stapleton

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to Inphi's Third Quarter 2019 Conference Call. As a reminder, this conference may be recorded.

I would now like to introduce your host for today's conference, Ms. Deborah Stapleton. You may begin.

Deborah Stapleton

Good afternoon, everyone, and thank you for joining us for Inphi's Financial Results for the Third Quarter of 2019. I'm Deborah Stapleton and with me today are Inphi's President and Chief Executive Officer, Ford Tamer; Chief Financial Officer, John Edmunds; and Vernon Essi, Inphi's new Senior Director of Investor Relations.

We'll start off with Vernon giving you the safe harbor and then Ford will give you an overview of our business. After that, John will provide a financial summary of Q3 2019 and the outlook for Q4 2019. Then we'll be happy to take your questions. Vern?

Vernon Essi, Jr.

Thank you, Deb, and thank you for joining us today to discuss the financial results for the third quarter of 2019. A copy of today's press release can be found on the Investor Relations portion of Inphi's website at www.inphi.com/investors.

Please note that during the course of this conference call, we may make projections or other forward-looking statements about Inphi, including references to our prospects and expectations for 2019 and beyond, the projected growth and size of our markets, our customers, market share, new products and design wins. These forward-looking statements and all other statements made on this call which are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

These forward-looking statements speak only as of today's call. We do not undertake any obligation to provide updates after this conference call. For further information regarding risk factors for our business, please refer to our registration statements as well as our most recent annual and quarterly reports on Forms 10-K and 10-Q, all filed with the Securities and Exchange Commission, accessible at www.sec.gov. Please refer in particular to the section entitled Risk Factors. We encourage you to read these documents.

Also during the course of this conference call, we may make reference to non-GAAP financial information. A reconciliation of this information is included in the press release and on our company website at inphi.com. This information is not a substitute for GAAP and should only be used to evaluate the company's results in conjunction with corresponding GAAP measures.

Now to begin our review of the quarter, let me turn the call over to our CEO, Ford Tamer. Ford?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

Thanks, Vernon. Good afternoon. Thank you for joining us for our third quarter earnings report.

Q3 was an excellent quarter with both revenue and EPS exceeding the high-end of our guidance range, driven by strengths in both Cloud and Telecom customers. This was despite continued headwinds at Huawei. In fact, our Q3 revenue set a record as the highest in our history. And we're confident that we'll continue to accelerate into year-end and 2020.

In the third quarter of '19, we generated record revenue of $94.2 million, a 9% sequential increase over our second quarter 2019 revenue of $86.3 million and also this represents a 20.8% increase over the $78 million we reported in Q3 of 2018.

On a non-GAAP basis, we earned $0.45 per diluted common share in the third quarter, a 29% sequential increase over our Q2 2019 EPS of $0.35. This is a 50% increase over the $0.30 we reported on a per-share basis in the third quarter of 2018. To illustrate the scale of the EPS achievement, we guided for Q3 non-GAAP EPS midpoint of $0.37 on August 1, 2019 and we delivered an outstanding $0.08 improvement. Growing Q3 EPS at 50% is about 2.5x the 20.8% annual growth rate in our Q3 revenue. This demonstrates the financial leverage and operating model as we continue to scale and execute for our customers.

This quarter's performance also demonstrates our continued diversification of revenue by geography, market segment and product type. First, as you know, we continue to deal with the trade restrictions placed on Huawei. In fact, our revenue from Huawei declined slightly in the third quarter. Second, we experienced slight pushouts in Q3 in the ramp of PAM inside data centers. Despite these situations, our other customers grew at a healthy rate to more than compensate for the revenue headwinds.

The revenue increase in the Q3 came from the following factors: first, our lead customer for our PAM4 silicon photonics, COLORZ module, saw significant upside in Q3. This was highlighted on the earnings call around the move to a distributed computing fabric and driven by new data center bids across multiple geographies, including Europe and India.

Second, our M200 coherent DSP continued to ramp at multiple customers worldwide. It is now clear, there are customers that consider Inphi as the performance leader in merchant coherent DSP and are choosing us over alternative solutions.

Third, our Vega PAM retimer for line cards exhibited double-digit sequential growth in Q3.

Finally, we continue to ramp our 64-gigabaud TiA and driver as companion offerings to both captive and merchant coherent DSPs.

As we look forward to Q4, you can see that we have a very healthy guidance ahead of our expectations. We expect the production ramp for PAM inside data centers to continue in Q4.

Our 50-gig PAM DSP platform for 200 gig optical modules is already shipping in high volumes. The pilot run for our 100-gig PAM DSP platform is proceeding well, so we expect continued production ramp of 400 gig modules in Q4. This will be in conjunction for the continued ramp of our PAM retimer for line cards at networking system customers.

We also expect the strength of 100-gig COLORZ module and our M200 coherent DSP to continue. As you can see, Inphi continues to show resiliency to specific customer or sector news and to geopolitical issues. Our diversification strategy across geographies, market segments and product types positions Inphi as a stable investment for our future growth.

Our continued focus on innovative products for customer success was on display at the European Conference on Optical Communication or ECOC in Dublin last month. There, we showcased, first, our various PAM DSPs and retimers with companion PAM TiA and driver for VCSEL, DML, EML and silicon photonics optics for Inphi data centers.

Second our COLORZ, PAM and silicon photonics-based optical solution for 80 kilometers between data center interconnects and a multi-vendor interoperability demo for its roadmap to our coherent 400-gig ZR solution, 420 kilometers between data centers.

Third, our coherent DSP with companion coherent TiA and driver for telecom applications.

This display demonstrated our leadership position for 50-, 100-, 200- and 400-gig applications inside data centers where "the data center is the computer" as well as 100-, 200- and 400-gig applications between data centers where the "cloud is the network." And unlike others, Inphi is in production with hundreds of thousands of units. In fact, at ECOC, we announced production of our next-generation 100-gig Porrima platform for 400-gig modules with several packaging options.

For an update on our markets, products and customers, please refer to the new presentation we have just uploaded to our website on the About Inphi and Investor tabs.

In summary, I leave you with 4 messages: one, our core business is very healthy for both inside and between data centers; two, our team has consistently delivered market-leading products; three, despite geopolitical and customer headwinds, our revenue has exceeded our expectations; four, we are demonstrating leverage and our financial operating model with EPS growth outpacing revenue growth.

With that, let me turn over the call to John for a deeper discussion of our financials. John?

John S. Edmunds - Inphi Corporation - Senior VP, CFO, CAO & Secretary

Thanks, Ford.

Now let me recap the financial results. In the third quarter of 2019, Inphi reported revenue of $94.2 million, which was up 9.2% sequentially from Q2 and up 20.8% year-over-year. This result was 4.7% better than the midpoint of our guidance of $90 million. Addressing this revenue growth in more detail, our Cloud products including the PAM DSP products, Gearboxes, CDRs, COLORZ and Cloud TiAs and drivers grew 3.4% sequentially, 40.5% year-over-year and comprised 56.2% of total revenues in Q3 '19. Our growth was primarily led by COLORZ, with PAM business being solid and poised to drive growth in Q4.

Telco grew 20.6% sequentially in the quarter and 7.3% year-over-year, and represented 39.2% of revenues in Q3. Telco grew primarily on the strength of our coherent DSP technology and amplifiers, this despite the ongoing Huawei situation where we experience another small, sequential quarterly decline in direct revenues.

The legacy transport business represented 4.6% of revenue in Q3 2019, which was flat from Q2. In Q3 2019, the GAAP gross margin was 57.8%, up from Q2's 56.9%. The GAAP gross margins $9.7 million in acquisition-based adjustments and $1.9 million of stock compensation expense, whereas the non-GAAP numbers did not. Please see the reconciliations in our press release for more detail.

Gross margins on a non-GAAP basis in Q3 came in at 70.2%, slightly up from the midpoint of our guidance based on a balance mix of Cloud and Telco business, including mid-single-digit millions of NRE and licensing on both sides of the business. Q3 GAAP net loss was $16.2 million and then -- we then add back adjustments of $39.5 million of certain standard noncash GAAP expenditures for stock compensation, acquisition-related accounting and convertible debt-cost amortization. This compares to the $37.3 million recorded in Q2. The difference is higher overall stock compensation expense in Q3.

To get to non-GAAP net income, you also need to deduct approximately $2.1 million in noncash gains from a standard remeasurement of private and public equity investments.

Finally, we had a tax benefit associated with these non-GAAP adjustments of approximately $0.3 million to arrive at Q3 non-GAAP net income of $21.5 million. This was up 29.5% sequentially and 57% year-over-year.

Now looking at the remaining components of non-GAAP reporting. Non-GAAP operating expense for Q3 totaled $44.7 million, which was up $0.7 million or 1.7% compared to the $44 million reported in Q2. The OpEx came in at the lower end of our range due to the following factors: lower than forecasted hiring and coming -- and hiring coming later in the quarter; lower consulting and lower project expense. Overall, Q3 non-GAAP operating margin increased to 22.7% compared to 19.1% in Q2 and 17.4% in the same quarter, one year ago.

GAAP net interest expense, net of other income for Q3, totaled $4.7 million of expense. If you add back $7.2 million in noncash accretion and amortization expense associated with the convertible debt and then deduct approximately $2.1 million gain in noncash GAAP equity investment income, you will arrive at $0.4 million non-GAAP other income. The GAAP income tax expense for Q3 was $0.6 million and the non-GAAP tax was a charge of $0.3 million.

We are currently forecasting a GAAP effective tax rate for the year of negative 1.3%. This means we expect the tax charge in some jurisdictions even though we should have a loss -- a GAAP loss worldwide.

As we have said in the past, we find the GAAP tax rate to be difficult to forecast. The non-GAAP effective tax rate for Q3 was 1.5% and represented $0.3 million. We have updated our forecast for the 2019 non-GAAP effective tax rate for the year to be 3%. Worldwide, cash income taxes paid across a variety of jurisdictions for the first 9 months of the year was $177,000.

Now turning to the balance sheet. Overall cash and short-term investments was up $11.3 million from $413.5 million at June 30 to $424.8 million at September 30. We are also up $17.4 million year-to-date. This increase in Q3 was primarily due to a positive cash flow from operations of $25.7 million, offset by a $4.6 million in CapEx and $7.5 million in payments of software licenses and equipment financing obligations, which gave us free cash flow of $13.6 million.

Free cash flow then combined with $3.8 million for stock proceeds and other, which was then offset by $3.1 million used to buy back shares via stock withholding and $3 million in private company equity investments, bringing us back to the $11.3 million increase in cash on the balance sheet.

Cash flow from operations in Q3 was $25.7 million compared to $23.5 million in Q2. This represented an increase of $2.2 million, which was driven by an increase in EBITDA of $5.3 million, offset by an expansion of working capital by $3.2 million. Capital expenditures of $4.6 million in Q3 were down compared to the $8.2 million reported in Q2.

Accounts receivable decreased by $10.7 million. DSOs at the end of September were down 18 days to 52 days from the June figure of 70 days.

Inventory increased by $12.6 million in the quarter. As a result, inventory days was 180 days at the end of September, up 23 days from the 157 days at the end of June. Conversely, inventory turns went down to 2.0 at the end of September from the 2.3 turns at the end of June. The buildup of inventory is primarily comprised of our newer, data center products at the request of several customers for large forecast and rollouts of the Cloud. These rollouts, through a few customers, will extend over 3 or 4 quarters, which should lead to better cash flow in the later quarters through a contraction of inventory.

Now let me recap the business outlook for Q4 2019. I remind everyone again that the following statements are based on current expectations as of today and include forward-looking statements. Actual results may differ materially. We do not plan to update nor do we take on any obligation to update this outlook in the future.

Revenue at the midpoint is forecasted to be up in Q4 by $5.6 million. This would represent 5.9% sequential growth compared to Q3 and 15.3% year-over-year growth compared to Q4 of 2018. This would bring revenue to $99.8 million at the midpoint, plus or minus $2 million resulting in a range of revenue between $97.8 million and $101.8 million.

For GAAP reporting in Q4, we are currently forecasting gross margins should be in the range of 57.5% to 59%. Operating expense should be in the range of $68 million to $70 million. Absent non-income-related tax adjustments, we would expect the GAAP and effective tax rate to be approximately negative 1.3% to negative 1.4% that is charged against the worldwide GAAP loss we are anticipating. We have to pay tax in certain jurisdictions, primarily in Singapore, and the net charge to the company in total for the year is expected to be around $200,000. GAAP net loss would then be in the range of $15.6 million to $21.5 million. GAAP earnings per share then would be a loss in the range of $0.34 to $0.47 per basic share on 45.8 million forecasted basic shares. A more complete reconciliation of the forecast of Q3 GAAP net loss and gross margin compared to the forecast of non-GAAP net income and gross margins is included in the press release.

For non-GAAP reporting in Q3, we are currently forecasting gross margins to be in the range of 69.5% to 70.5% or approximately 70% at the midpoint. Based on mix of revenue in Q4, we expect gross margins to be approximately flat with Q3. Operating expense should be in the range of $47.2 million to $48.4 million. This represents a 3% sequential increase or about $3 million additional expense at the midpoint in Q4. The increase is comprised of a full quarter of Q3 new hires, plus Q4 new hires as well as increased consulting and project spend, all as we continue to invest and ramp toward important tape outs and validation work on several projects in Q4. We're currently estimating the non-GAAP effective tax rate to be3% for 2019.

We are confident these components should then align, resulting in non-GAAP operating margin to be in the range of 20.1% to 24% or approximately 22.1% at the midpoint. This should also then lead to non-GAAP net income of between approximately $19.3 million and $24.2 million. This would then result in estimated non-GAAP income per share of between $0.40 and $0.50 based on approximately $48.8 million estimated non-GAAP diluted... (technical difficulty)

We will not update this outlook during the quarter until the time of the next quarterly earnings release unless Inphi publishes a notice stating otherwise. So please ask any questions you may have today during the general Q&A period. And now we'll be happy to take questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

First question comes from the line of Vivek Arya from Bank of America.

Vivek Arya - BofA Merrill Lynch, Research Division - Director

Congratulations on the really good growth and execution. So my first question, Ford, how do you see the mix of data center and Telco playing out into Q4? And in general, how is the visibility? Because you have had such a couple of strong quarters. The macro environment is not that great. But I know you have a number of company-specific product cycles. So I'm just curious how is your Q4 visibility, what it tends to be at this point of the year?

John S. Edmunds - Inphi Corporation - Senior VP, CFO, CAO & Secretary

Vivek this is John. And I'll let Ford respond as well. We do have good visibility into Q4 right now. In general, we don't quote backlog numbers so I won't do that here on the call. But we do expect growth in the data center in Q4, and we expect that to drive the growth that we're expecting. So that will give you a rough idea of I think what we're working. Going to come out and I'll let Ford respond as well.

Ford G. Tamer - Inphi Corporation - President, CEO & Director

Thanks, John. Vivek, we've got multiple product cycles and new product ramp as you mentioned and we -- we're very positive on what this means to us for Q4 and 2020.

Vivek Arya - BofA Merrill Lynch, Research Division - Director

Got it. And for my follow up, I know you're not -- and it's a little early to guide for 2020. But expectations are for this kind of strong 20% or so growth to stay there. But I'm just looking at what would be the puts and takes, does achieving this kind of growth require any specific CapEx to come through? Any specific project to come through? Any product to come out on time? I'm just trying to get a sense for how's the confidence heading into next year.

John S. Edmunds - Inphi Corporation - Senior VP, CFO, CAO & Secretary

Vivek, this is John again. I'll talk and I'll let Ford comment as well. But we actually have a very balanced business right now. And we are poised for additional growth in the data center, which we think will take place. But we also have very good position in the coherent DSP market. So there are some newer products that will continue to ramp. For instance, the 400-gig Porrima chip will continue to ramp in higher volumes. And there are other products in the wings, such as the 400-gig ZR, which might drive a little bit of revenue in the back half of next year. But that will then drive more revenue growth, we think, in '21.

And other than that, we have very good progress anticipated across the board. So there's nothing per se, I think that we are depending on. These are just natural outcomes of the existing design wins that we have already achieved.

Ford G. Tamer - Inphi Corporation - President, CEO & Director

Vivek, this is Ford, all of the revenue in 2020, the products we have are already done. So we're working right now in 2021 and 2022 revenue.

Operator

Your next question comes from the line of Harlan Sur from JP Morgan.

Harlan Sur - JP Morgan Chase & Co, Research Division - Senior Analyst

Congratulations on a solid execution and strong results. And it's actually good to see the diversification of the drivers in the business. On that front, it looks like more of the incremental revenue growth came from the telecom business. On the coherent DSP ramp, particularly with M200, you've got a combination of Tier 1 and Tier 2 customers. But for some of these Tier 1 customers, I mean they've never used merchant solution before. So what is the big differentiator that is motivating these Tier 1s to move to your off-the-shelf M200 solution?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

Thank you, Harlan. So we mentioned a few growth vectors. One, as you mentioned, is the coherent DSP. The second one, as you know, is our COLORZ between data center, 80 kilometers solution, right? Our coherent DSP is being driven mostly by the fact that we've got a better performance than alternative solution and that's driving customers to adopt us.

Harlan Sur - JP Morgan Chase & Co, Research Division - Senior Analyst

Great. And there's been a lot of new architecture activity within your customer base, Microsoft, for example, it looks like they were an upside driver in Q3. They announced a data center partnership with Reliance Jio in August. And then just this week, they got awarded the JEDI DoD contract. I think that's a $10 billion spend over 10 years. I know it's early days on both these programs, but how does this impact your view for 2020, both for COLORZ and as well as for 400-gig PAM4 transition with this particular customer?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

Harlan, so obviously both of these trends that you mentioned make us more confident and our COLORZ staying strong in revenue for a longer period of time. At least through 2020, at that time we expect the transition to go to 400-gig PAM in subdata center and the 400-gig ZR between data centers. So we're very well poised to benefit from both the continued strength in the 100-gig COLORZ and then the transition to 400-gig in the future.

Harlan Sur - JP Morgan Chase & Co, Research Division - Senior Analyst

And just last question, one of your other customers on the PAM4 side just last night talked about stepping up their data center spending here in the second half of this year. And it was interesting because they're putting a lot more emphasis on putting more AI, machine learning, compute capability into their new data centers. I would assume using their ASICs processor, you guys have a strong partnership with them on the 200-gig PAM4 side. Is the AI and deep learning push driving a lot of the PAM4 demand here in the second half of the year?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

Great question, Harlan. So AI and machine learning have been a big, big driver of the bandwidths inside data center and in turn, a big driver of the need for PAM4. And we do expect a strong Q4 inside data center, driven by 200, 400 as well as retimer applications.

Operator

Your next question comes from the line of Blayne Curtis from Barclays.

Thomas James O'Malley - Barclays Bank PLC, Research Division - Research Analyst

This is Tom O'Malley on for Blayne Curtis. Congrats on the really nice results.

My first one here is again, touching on the COLORZ product. You guys mentioned a couple of times in the prepared remarks that it seems like you had some significant upside in the quarter. I think originally heading into the year, you started to be more of a flattish business versus last year. Can you talk about what happened and what incrementally is going on there to make it better? And do you think that, that trend kind of continues into 2020 as a major driver as well?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

Yes, so as we mentioned in the prepared remark, we believe this benefits of this between data centers module solution plugged into a regular switch or router are becoming very clear. And the good news for us is today, this is giving us strength in the 100-gig solution that is manifesting itself into Q3. We expect it to continue into Q4 and to 2020. And furthermore, we expect those benefits of space, density, cost, power advantages, to propel the need for 400-gig ZR as the follow-on product in its roadmap.

And I think we're becoming very clear that not only do these pluggable solution and the regular switch and router provide tremendous OpEx advantages, latency advantages, power advantages, but they also provide tremendous revenue upside because of the density, you end up freeing server space in the data center that could be used for extra servers that can be dedicated to revenue generation as opposed to putting in a bunch of bulky and big transport boxes that are not needed anymore.

Thomas James O'Malley - Barclays Bank PLC, Research Division - Research Analyst

Great. And then I just have one follow up. You guys have also mentioned you saw TiA and driver growth for both the captive and the merchant DSP. Do you think you're starting to see some signs of share shift in that market? Or do you think that's just natural demand picking back up?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

The share shift in that market has been very stable. We are the market leader with a strong leading market share and hasn't changed. Actually -- so that's the good news. I think what you're seeing now, the 64-gigabaud merchant and captive solutions start to grow. And so these offerings are growing alongside with that.

Operator

Your next question comes from the line of Ross Seymore from Deutsche Bank.

Ross Clark Seymore - Deutsche Bank AG, Research Division - MD

Congrats on the strong execution. So Ford, you mentioned about the PAM4 adoption being pushed out a little bit from the third quarter, it sounds like it's ramping in the fourth quarter. Can you just talk about your expectations for that market? I know it's largely single-customer-driven in the fourth quarter of this year, but it seems like it should broaden going forward. Does this push out change the slope in any meaningful way or the adoption from those new customers? Or do you view it as just kind of a temporary pause and everything will be back in the normal slope soon enough?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

Those are great questions. So look, I mean we have probably over 10 customers going to market with PAM. I mean that's the -- people keep forgetting that. On 200-gig PAM, which is driven by 50-gig PAM DSP, we've got multiple customers already ramped last year and this year, strongly in PAM and that continues, okay? As you mentioned, there's a new customer coming in with 100-gig PAM DSP for 400 gig module and that is on track. So there was a lot of noise, mostly generated by competitors about what kind of flood is being created in that market.

Right now we're on track. The pilot run, which we're the only ones to be in pilot run, are on track and looking fantastic. And we're going to be ramping to very significant volume for that customer. And then you add all the multiple-system customers that are fielding our PAM DSP retimer solutions for line cards. And you end up with a number of customers that are going to generate this PAM revenue. And this PAM revenue is going to grow very -- in a very healthy way, not only from Q3 to Q4 but also from 2019 to 2020.

So this does end up being a very high-growth vector for us. And not just the DSP and retimer, but also the companion TiA and driver for multiple office platform, VCSEL, DML, EML, silicon photonics. And we are being adopted across the board. So we're very excited about this, we're a very strong road map to 7-nanometer moving to 5. We're opening up a gap and we are in a great shape.

Ross Clark Seymore - Deutsche Bank AG, Research Division - MD

Thank you for all those details. Two quick ones that I'll ask at the same time and you guys can answer it however you see fit.

On the Telecom side of things, that was super strong sequentially at up 21%. There's a lot of pulling versus pushout that's affecting different markets with the trade war going on and bans for different customers, et cetera. Do you believe any of your business, may be specifically within the Telecom side and any of pull-ins that benefited it?

And then the second question is separately for John on the leverage side of things. You guys have done a great job on giving operating leverage. Earlier this year, you promised where you'd be exiting this year and you're hitting that beautifully. How do you guys think about leverage of revenue growth falling down to earnings growth as we look forward? Just some sort of framework will be helpful.

Ford G. Tamer - Inphi Corporation - President, CEO & Director

Thank you. So if you're worried about pull-ins, you got to look at the Huawei number. And as we mentioned in our prepared remarks, Huawei revenue actually declined from Q2 to Q3. So there was no such thing. Now going on to John.

John S. Edmunds - Inphi Corporation - Senior VP, CFO, CAO & Secretary

I think, from a leverage point of view, we typically are looking to grow the revenue side of the business at 20% in a year or better. And then we're looking for leverage on top of that. So if we could double that number that would be ideal although we don't always get there. But it's a combination for us of both investing in the business and providing a good return to their shareholders. And that's what we try to keep balanced as we move forward.

Operator

Your next question comes from the line of Paul Silverstein from Cowen.

Paul Jonas Silverstein - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

Ford, john, if I could ask you to go back to the M200 coherent DSP and provide some additional color with respect to the customer count, the revenue growth opportunity, the Acacia, Cisco's impact. I think in the previous question indicated that you all were gaining traction with Tier 1s. My question in there would be we all know that Nokia, Siena and Huawei got their own coherent DSPs, I trust the traction you're getting is either with the switch in the ends like the rest of Cisco, Juniper and/or with a Tier 2 transport group. Any just incremental insight on that? If you could give that, that would be great.

John S. Edmunds - Inphi Corporation - Senior VP, CFO, CAO & Secretary

Number one, this increase is pre-Acacia, Cisco impact. So there is no impact so far of the Cisco, Acacia. I mean the discussion we're having with those customers are top of future, type of growth. So more positive news to come.

But in the Q3 time frame, what really has helped us grow is the ramp of the M200 customers. We've been very public and open about for multiple quarters. So we're finally getting the numbers that are now proving that we're taking share and that we're growing along those captive customers and merchant customers. Meaning number one, for some of the customers you mentioned, it's not always they are on DSP's. So for some of these customers, sometimes they use theirs and sometimes they use ours. And we're not at liberty of mentioning who's doing what. But you can imagine we've got some of these customers using us.

And then we've got a number of the other customers in all geographies actually, mostly China and Europe, but all geography moving to us and helping us grow. So we've, in the past, talked about 10 or so customers, around 25 or so different platforms, and that's what's ramping right now. So it's not just one, it's a multiple variety of customer. And stay tuned for more positive news in 2020.

Paul Jonas Silverstein - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

Can I push you on where that revenue stream is today? And what the opportunity is over the next year in terms of growth?

John S. Edmunds - Inphi Corporation - Senior VP, CFO, CAO & Secretary

We don't break it out Paul as you know. But I'll put you...

Paul Jonas Silverstein - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

I was hoping you would.

John S. Edmunds - Inphi Corporation - Senior VP, CFO, CAO & Secretary

Okay. Good try.

Paul Jonas Silverstein - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

One other question, if I may. We had checked that you had a successful tape-out on the 400-gig ZR platform. I think I've heard you made some cursory remarks on that. I was hoping you could provide some incremental insight to revisit those remarks.

Ford G. Tamer - Inphi Corporation - President, CEO & Director

Good question, Paul. Tape-out is very old news, right? We've taped-out a long time ago, I can't even remember when. So you can imagine we got other news right now that we haven't yet publicly disclosed. But if we wanted to, we could disclose. So you make your own judgment of what that news is. You probably can guess. But we're extremely excited about what the robustness and quality of that product and absolutely expect to be first in the market for what could be a very promising 400 ZR and ZR plus increasing market opportunity.

Paul Jonas Silverstein - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

With meaningful revenue in what time frame?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

Look, meaningful revenue is going to be '21, right? There's going to be some revenue in 2020, but 2020 is going to be all pilot run and qualifications. So really, 2021.

Operator

Your next question comes from the line of Quinn Bolton from Needham.

Quinn Bolton - Needham & Company, LLC, Research Division - Senior Analyst

Congratulations on the strong results and outlook. I just want to come back to the PAM market a few quarters ago, you had sort of set TAM expectations of about $120 million, this year $320 million in calendar '20. Wondering if you still think those are both good estimates. And then given some of the concerns about the 400-gig timing and potentially slipping out at one of your customers, can you give us some sense of how you think the business splits between 50-gig PAM and the 100-gig PAM both this year and next? And then I got a follow up.

Ford G. Tamer - Inphi Corporation - President, CEO & Director

I've got the benefit of having listened to your question. And their answer on one of our competitor's earnings calls. So I listened to that. And we respectfully disagree. So I think the $120 million market size for this year has been a bit on the conservative side. And we are well above that. So we think we've got a very high market share into 2019.

Our estimate for 2020 is still around the $300 million. So even the slight push out on that competitor earnings call when you asked the question, they said there was a 6 months push out, well I'm glad that people don't know what they're doing. I'll answer that question. We don't see it. You remember the market was broken up between all of these different pieces. So we've got 200-gig PAM DSP, there's a 50-gig PAM for 200-gig module. We got a 100-gig PAM DSP for 400-gig module, we've got retimers, we've got IP. So between those 4 pieces, we're still very positive on the market being around the $300 million mark for next year.

Quinn Bolton - Needham & Company, LLC, Research Division - Senior Analyst

Great. And then just a follow-up question, when the Huawei ban first went into place back in May, I think you encourage folks to take Huawei largely out of the numbers. It sounds like it was -- you had revenue in the June quarter, it was down a little bit in Q3. Can you give us any sense where Huawei is running, just so we can kind of level set how important of a customer that is or potentially to the extent that ban gets repealed, how much revenue may still come back into the model?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

Yes, there are running well below Q1. So Q1 was sort of the unrestricted view, Quinn. And our Q2 and Q3 have run well below Q1. We see a bit of an uptick in Q4. And for sort of planning purposes, we're probably planning to be at about 50% of what the natural run rate would be in 2020.

Operator

Your next question comes from the line of Tore Svanberg from Stifel.

Tore Egil Svanberg - Stifel, Nicolaus & Company, Incorporated, Research Division - MD

Congratulations on the record results. When I look at your new presentation, I see definitely a lot of reference to 7-nanometer. I'm wondering if the 400 ZR, I assume is sampling already at 7. And at what point would you be at 7-nanometer with your PAM product?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

So we have not confirmed that the 400 ZR is sampling, Tore. So good to try, again. We will announce when we are ready to announce. But just the coherent ZR is a 7-nanometer, the PAM DSP they'll be sampling towards end of this year, are in 7-nanometer.

Tore Egil Svanberg - Stifel, Nicolaus & Company, Incorporated, Research Division - MD

Very good. And can you talk a little bit about the dynamics that really changed things for COLORZ? I mean is this just regional expansion from your customer there or did it find anything about else about the technology that they would like to leverage in order to obviously make this a bigger business before you transition to 400 ZR?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

I think the benefits are becoming clear. I think they're winning new data center business bids in new geographies. That's what they mentioned on their calls. So that's what we know.

Tore Egil Svanberg - Stifel, Nicolaus & Company, Incorporated, Research Division - MD

Just one last question, and again going back to your presentation, you talked about the analog highway between the digital islands. And clearly, you guys dominate the physical layer and I would say probably more so now than ever before. What's going on with the competitive landscape? And how come nobody else is getting close to you at this point? Is it just simply because it's too difficult? Or do you have any other thoughts on that subject?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

Thank you, Tore, for mentioning our new presentation. As we show on Slide #12, we are the analog DSP optics physically our partner for all of the different partner on the processing networking and storage side of the world. And we intend to stay that way. So we intend to remain extremely focused on just doing what we do well, which is this analog DSP optics. We're not -- we have no intention to get into any of the digital islands, no interest in getting CPU, GPU, switching, routing, AI, none of this. So our view is there's a huge market, multibillion-dollar market to be had and just being very good at what we do.

And our secret has been to just stay extremely, extremely focused. So we don't go invest in other stuff. We only invest in stuff we're good at, which is the stuff in the middle, analog DSP optics. And it's a very competitive market and we've got some very good competitors, both large and small companies. It's a list of more than a dozen competitors in the market today so extremely competitive market. And we expect many of those customers -- many of those competitors to grow next year. So I think a rising tide will help our boats. We do expect this to be a big market and we expect many competitors to grow next year and we'll all grow together.

Operator

Your next question comes from the line of Tom Diffely from D.A. Davidson.

Thomas Robert Diffely - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

I guess a similar question to the last. When you look at your lead right now on the PAM4 side, I think you mentioned that you're the only ones with a pilot lined out there, do you think your competitors are going to be ready for a ramp next year? Or are they more of a 2021 competitor story against you?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

No. We do expect our competitors to be ready for a ramp next year and we expect them to come from different places. So we have strong competitors on the digital side of the world, with people like BroadCom and MaxLinear. We've got some strong competitor on the analog side of the world, people like MACOM and Semtech. And you've got multiple people ramping their own solution like the Luxtera and Cisco to HiSilicon and Huawei and other captive solutions. So I think we do expect this market next year to be extremely competitive. But we'll have to hold our own, we have to keep running and stay ahead.

Thomas Robert Diffely - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

Okay. Let me just -- quick model question. When you look at the stock comp, is that tied to anything in particular like revenue growth or earnings growth? Or is it a set number each year?

John S. Edmunds - Inphi Corporation - Senior VP, CFO, CAO & Secretary

No, it's really a function of the timing of the stock grants and then they amortized over the vesting period, which is usually 4 years in our case. So every year, we have refresh grants that typically take place in the April timeframe. And then you can see new hire grants take place through the course of the year. So as we bring new hires and that sometimes increases the stock compensation expense because we make a measurement at the hire date, at the grant date at a certain value. And then in effect, we amortize that into the expense over the 4 years that the person invests. So that's how the expense curves, okay?

Operator

Your next question comes from the line with Joe Moore from Morgan Stanley.

Joseph Lawrence Moore - Morgan Stanley, Research Division - Executive Director

Sorry if I missed this, I have more than one call going on. But in terms of the 5G opportunity for you guys to have PAM in that 5G ecosystem, I know that your lead customer there is kind of compromised with some of the trade tensions. Can you just talk about generally what you're seeing there? And do you see -- is that opportunity going to happen more slowly because Huawei can't deploy? And do you see other customers using PAM-type technologies in backhaul?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

So on the 5G and Huawei, we understand Huawei continues to win on 5G deployment and thus, driving the backhaul demand. Right now, as you mentioned, this doesn't to be any significant share -- shift between Huawei and others. So 5G opportunity is -- could be a bit slower than initially anticipated because of this dynamic. However, the strengths of PAM and all the other markets far outweighs that negative.

Operator

Your next question comes from the line of Joe Flynn from Craig-Hallum.

Joseph Newton Flynn - Craig-Hallum Capital Group LLC, Research Division - Research Analyst

A quick question on the inventory build versus which has been significant over the past couple of quarters. I was wondering if you had a reasonable timeframe or expectations for that balance to wind down in the future as the products start to ramp in the new cycles?

John S. Edmunds - Inphi Corporation - Senior VP, CFO, CAO & Secretary

Thanks for the question. The -- it's really a function of the ongoing demand. But with what we have on the balance sheet today, we'd expect that to dissipate to some degree over the next 3 to 4 quarters as the rollouts, in particular, that they are lined up for now demand continues to roll and people want to have inventory available, then we'll have to make those decisions as we move forward. But in general, we're looking to bring the inventory back in line within the next 3 to 4 quarters.

Joseph Newton Flynn - Craig-Hallum Capital Group LLC, Research Division - Research Analyst

Okay. Thanks. That's helpful. And just a question about Huawei, we're wondering if there was any update or insight into the license granting or just anything you can comment there?

Ford G. Tamer - Inphi Corporation - President, CEO & Director

We've double-checked and triple-checked. We applied for licenses. We haven't received the license. We double-checked and triple-checked across the industry. We haven't heard of anyone having received the license. We know one of our competitor on the earnings call did mention they got a license but when we do our own checks in the industry, we haven't heard of anyone, at least in our markets, getting a license. So it's -- we're still hoping for some positive news there. We keep working with the authorities to get the license. And I think we'll stay tuned for hopefully future progress in the talks.

Operator

We have follow up question from Tore Svanberg from Stifel.

Tore Egil Svanberg - Stifel, Nicolaus & Company, Incorporated, Research Division - MD

Just a quick one for John. John, I noticed there's a right-of-use asset, I believe it's about $11 million this quarter. I think that the new item was just wondering if you could clarify what that was.

John S. Edmunds - Inphi Corporation - Senior VP, CFO, CAO & Secretary

Are you talking about the licensing in the cash flow statement? I'm not quite sure what you're referring to.

Tore Egil Svanberg - Stifel, Nicolaus & Company, Incorporated, Research Division - MD

On the balance sheet, you have a right-of-use asset, the net is about $10.8 million.

John S. Edmunds - Inphi Corporation - Senior VP, CFO, CAO & Secretary

Yes, those are generally capitalized licenses. And so you can see CAD licenses in particular that might be -- have a 3-year life. We capitalized the license payments and put them up on the balance sheet now. So that's what that is.

Operator

I'm showing no further questions at this time. I would now like to turn the conference back to you, Mr. John Edmunds.

John S. Edmunds - Inphi Corporation - Senior VP, CFO, CAO & Secretary

Thank you, operator.

As a special note today, we'd like to thank Deborah Stapleton and Alexis for helping us with Investor Relations for the past 5 years. We've grown in revenue 2.5x and our earnings is almost quadruple in that time frame. So we're bringing the function in-house now but we certainly will miss Deb and Alexis and we wish them well.

In terms of our plans, we attend -- we plan on attending the Stifel conference in Chicago on Thursday, November 7; the Needham conference in New York on November 12; the Cowen Conference in New York on December 10; the Barclays Conference in San Francisco on December 11.

Ford and Deborah and Vern I would like to thank you for joining us today and we look forward to speaking with you again in the future.

Operator

Ladies and gentlemen, this concludes today's conference. Thank you for your participation and have a wonderful day. You may all disconnect.

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